  EXHIBIT 99.2

NEWS RELEASE – For Immediate Distribution

Body and Mind Inc. (“BAM”) Completes Nevada Facility Expansion and Initiates Ohio Construction

VANCOUVER, B.C., CANADA (August 15, 2018) – Body and Mind Inc. (CSE: BAMM, US OTC: BMMJ), (the “Company” or “BAM”) announces the completion of its Phase II cultivation expansion on its facility located in Las Vegas, Nevada. Cultivation has commenced in the newly renovated areas and has provided the Company with enough operational space to add approximately 40% additional high pressure sodium lights to its facility.

The company initiated its Phase II expansion plans in early 2018 and has completed the cultivation expansion on time and on budget. Clones were prepared in advance of final approvals from the State of Nevada and the clones have been moved into the new Phase II cultivation space. The new grow space includes an automated micro dose watering system and proprietary HVAC and control systems. The newly renovated areas have been prepared for a carbon dioxide delivery and control system which will be activated following state inspection. Clones for the new grow areas include strains of GG4, True Power and Sequoia Strawberry.

Robert Hasman, BAM director commented, “We are excited to be growing in the new expansion space and have initiated a perpetual harvest system which is expected to deliver a more consistent harvest schedule. Our fully funded expansion will increase cultivation with a positive impact to our future production and revenues. The new processing areas were designed for growth as we continue to expand our popular Body and Mind brand product offerings.”

The Phase II renovations also included work to expand production space, trim area, dry room and packaging areas. The areas are now complete and include recently installed packaging and processing equipment. The improved layout and automation process is anticipated to increase efficiency of packaging Body and Mind brand edibles, oils, shatter, topicals and pre-rolled products.

The State of Nevada anticipates annual taxable sales of all cannabis and cannabis related products to exceed USD $500 Million in its first year of authorizing sales of both medical and adult-use cannabis products. The State of Nevada sales numbers continue to increase and the net state tax revenue for June 2018 is anticipated to be approximately USD $70 Million.

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Ohio Dispensary

Body and Mind Inc. and its strategic in-state investment partners are rapidly moving forward with construction and state approvals for the recently awarded dispensary in Elyria, Lorain County, Northeastern Ohio. (see news release dated June 7, 2018). A demolition permit has been awarded and the interior of the building is progressing to prepare for renovations.

Architect drawings for the new interior are complete and have been submitted to local and state authorities for construction approval. The Ohio state authority has approved various advertising and marketing materials and the Company is working to engage and educate local patients during the construction phase.

The Ohio medical marijuana program provides access to medical cannabis products such as edibles, oils, patches and vaporizers to authorized and approved patients having one or more of 21 medical conditions. Medical marijuana patients and their caregivers will be required to register with the Ohio Board of Pharmacy to receive patient identification cards necessary to buy medical marijuana from licensed dispensaries. Patients and their caregivers will be allowed to possess up to a 90-day supply.

Neither the Canadian Securities Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Canadian Securities Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information regarding Body and Mind Inc. please contact:

Michael Mills
778-389-0007

mmills@bammarijuana.com

About Body and Mind

Body and Mind is a publicly traded company investing in high quality medical and recreational cannabis cultivation and production. Our wholly owned Nevada subsidiary was awarded one of the first medical marijuana cultivation licences and holds cultivation and production licenses. Body and Mind products include dried flower, edibles, topicals, extracts as well as GPEN Gio cartridges. Body and Mind marijuana strains have won numerous awards including the Las Vegas Hempfest Cup 2016, High Times Top Ten, the NorCal Secret Cup and the Emerald Cup. Body and Mind continues to expand operations in Nevada and Ohio and is constantly reviewing accretive expansion opportunities.

For more information please visit our web site at www.bammarijuana.com

Notice regarding Forward Looking Statements: This news release contains forward-looking statements. The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "will", "project", "should", "believe" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. Since forward-looking statement address future events and conditions, by their very nature they involve inherent risks and uncertainties. These statements speak only as of the date of this news release. Actual results could differ materially from those currently anticipated due to a number of factors and risks including the inability of the Company to obtain shareholder and exchange approval, or to raise additional equity as well as the various risk factors discussed in the Company's disclosure documents, which can be found under the Company's profile on www.sedar.com. Body and Mind Inc. undertakes no obligation to update publicly or revise any forward looking information, whether as a result of new information, future events or otherwise, except as required by law or the Canadian Securities Exchange. We seek safe harbour.

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